Exhibit 5.2

March 10, 2005

Australia and New Zealand Banking Group Limited,
        100 Queen Street,
                Melbourne, Victoria  3000,
                        Commonwealth of Australia.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of US$1,500,000,000 principal amount (or equivalent thereof in other currencies, currency units or composite currencies) of debt securities  (the “Securities”) of Australia and New Zealand Banking Group Limited, a corporation organized under the laws of the Commonwealth of Australia (the “Company”), we, as your U.S. counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement, as amended by Amendment No. 1 thereto to be filed on or after March 10, 2005 (together, the “Registration Statement”) has become effective under the Act, the Second Senior Supplemental Indenture (the “Second Senior Supplemental Indenture”) supplementing the Senior Indenture, dated as of February 28, 1996 between the Company and J.P. Morgan Trust Company, National Association (as successor trustee to Bank One, N.A., formerly The First National Bank of Chicago), as Senior Trustee, as amended by the First Senior Supplemental Indenture (the “First Senior Supplemental Indenture” and together with the Senior Indenture, the “Senior Indenture”), dated as of May 29, 1998, between the Company and the Senior Trustee, and the Second Subordinated Supplemental Indenture (together with the Second Senior Supplemental Indenture, the “Second Supplemental Indentures”), supplementing the Subordinated Indenture, dated as of January 15, 1994, between the Company and Deutsche Bank Trust Company Americas (as successor trustee to The Bank of New York), as the Subordinated Trustee, as amended by the First Subordinated Supplemental Indenture, dated as of May 29, 1998 between the Company and the Subordinated Trustee (the “First Subordinated Supplemental Indenture” and together with the Subordinated Indenture and the Senior Indenture, the “Indentures”) relating to the Securities have been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indentures and the Second Supplemental Indentures so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indentures and the Second Supplemental Indentures and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment.  Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency or currency unit in which a particular Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  We understand that you are relying, as to all matters governed by the laws of Victoria and the Commonwealth of Australia, upon the opinion of Allens Arthur Robinson, which is being delivered to you by such counsel.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Second Supplemental Indentures will be duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Debt Securities” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,